Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Record Sales in the Second Quarter of Fiscal 2008

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 15, 2008, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for its 12-week fiscal second quarter ended December 11, 2007. Revenues rose 1.4% to $69,213,384 from $68,268,449 for last year’s second quarter. Net earnings for the quarter decreased 22.8% to $2,168,015 compared to $2,808,026 last year. Diluted earnings per share decreased to $.41 per share, from $.54 per share last year.

For the first half of fiscal 2008, revenue also rose 1.4% to $158,739,828 from $156,516,874 for the first half of last year. Earnings decreased 9.1% to $4,618,500 from $5,080,226. Diluted earnings per share declined to $.88 from $.98 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased a modest 0.4% in the second quarter. Higher gasoline costs and the sluggish Midwest economy continue to impact our customers.”

Maier added, “Our Golden Corral restaurants posted another same store sales decline of 1.8% during the second quarter. While the recent quarterly declines are less than previous years, we are still looking for the key to reverse the sales trends in Golden Corral.”

No new restaurants opened during the second quarter. During the first quarter, the Company opened two new Big Boy restaurants and replaced an older unit that was closed in April 2007. Also, a new Golden Corral restaurant was opened during the first quarter. Frisch’s operates 35 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

The lower earnings for the quarter can be attributed to the modest sales changes coupled with higher food cost in both Big Boy and Golden Corral operations.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. The Company has development rights to expand the Golden Corral operation into markets in northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch's Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 11, 2007	Dec. 12, 2006	Dec. 11, 2007	Dec. 12, 2006
Sales	$158,740	$156,517	$69,213	$68,268

Cost of sales
Food and paper	55,952	54,389	24,355	23,384
Payroll and related	52,490	51,493	22,711	22,412
Other operating costs	35,559	34,759	15,198	14,726

	144,001	140,641	62,264	60,522

Gross profit	14,739	15,876	6,949	7,746

Administrative and advertising	7,830	7,689	3,483	3,426
Franchise fees and other revenue	(679)	(690)	(301)	(295)
Gains on sale of assets	(525)	(250)	—	(250)

Operating profit	8,113	9,127	3,767	4,865

Interest expense	1,320	1,430	578	611

Earnings before income tax	6,793	7,697	3,189	4,254

Income taxes	2,174	2,617	1,021	1,446

NET EARNINGS	$4,619	$5,080	$2,168	$2,808

Earnings per share (EPS) of common stock:

Basic net earnings per share	$.90	$1.00	$.42	$.55

Diluted net earnings per share	$.88	$.98	$.41	$.54

Diluted average shares outstanding	5,253	5,174	5,253	5,183

Depreciation included above	$7,492	$7,164	$3,264	$3,087

Opening expense included above	$605	$241	$20	$111

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Dec. 11, 2007	May 29, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,354	$321
Receivables	1,434	1,406
Inventories	5,497	6,376
Other current assets	3,650	2,915

	11,935	11,018

Property and equipment	158,495	159,287

Other assets
Goodwill & other intangible assets	1,922	1,957
Property held for sale and land investments	3,006	3,721
Other	2,785	3,276

	7,713	8,954

	$178,143	$179,259

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,189	$12,354
Accrued expenses	8,939	9,235
Other	14,172	15,262

	34,300	36,851
Long-term obligations
Long-term debt	23,953	25,009
Other long-term obligations	8,601	9,529

	32,554	34,538

Shareholders’ equity	111,289	107,870

	$178,143	$179,259